Exhibit 10.12


                              EMPLOYMENT AGREEMENT

      AGREEMENT made and entered into as of this 1st day of January, 2005 by and between Ipswich Capital Investment Corp., a Massachusetts corporation, having its principal place of business in Ipswich, Massachusetts (the "Company"), and Peter M. Whitman, Jr. of 292 Bridge Street, South Hamilton, Massachusetts 01982 (the "Employee").

                          W I T N E S S E T H T H A T :

      WHEREAS the Company desires to employ the Employee as the President of the Company, on the terms and conditions contained herein; and

      WHEREAS the Employee desires to be so employed.

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Term. The Company hereby employs the Employee and the Employee hereby accepts employment by the Company for a period of one (1) year beginning January 1, 2005 (the "Effective Date"), subject to the provisions of Section 8 hereof. On December 31, 2005 and on each anniversary thereof (the "Termination Date"), the term of Employee's employment shall be automatically extended for one (1) additional year unless Company or Employee shall have given the other party written notice of their intention not to further extend the term of this Agreement not less than one (1) month prior to the then Termination Date, in which event this Agreement shall not be further extended and shall terminate automatically (without any further action) on the then Termination Date.

      2. Position.

      (a) During the term of this Agreement, the Company shall employ the Employee as its President. In such capacity, the Employee shall be assigned such duties and tasks as are appropriate for a person in the position of President, and he shall be subject to the supervision of the Board of Directors of the Company. The duties of the Employee shall include research, analysis, and assistance in the acquisition of investment management firms which will be located in the Boston or north shore area. In addition, Employee will have ongoing responsibilities for directing and managing the growth of the Company. These duties include the pursuit of acquisitions to improve both profitability and growth, as well as sales and marketing activities. Secondary responsibilities will be to look for areas of synergy and improved profitability for The First National Bank of Ipswich ("Bank"), its existing trust department and its affiliates. This may entail discussions with other local trust operations, as well as other acquisitions.

      (b) The Company shall employ the Employee on a full-time basis, and (subject to the last sentence of this paragraph and Employee's participation in industry associations, and other corporate or charitable boards and continuing education activities which do not materially affect the performance of Employee's duties hereunder) the Employee shall devote his full time and professional efforts to the performance of his duties. The Company encourages participation by the Employee on community boards and committees and in activities generally considered to be in the public interest, but the Company shall have the right to approve the Employee's participation on such boards and committees as may conflict with the Company's own business or demands upon the Employee's time (which approval shall not be unreasonably withheld).

      3. Compensation and Benefits.

      (a) Base Compensation. At all times while Employee is employed by the Company under this Agreement, the Company shall pay to the Employee, in equal monthly installments, an annual salary in the amount of One Hundred and Ninety Thousand ($190,000) Dollars. Thereafter, the minimum base annual salary of the Employee may be adjusted upward from time to time in the sole discretion of the Company, in which case such increased amount shall thereafter constitute the Employee's annual salary.

      (b) Fringe Benefits. At all times while Employee is employed by the Company under this Agreement, the Company shall provide or cause to be provided to the Employee the fringe and other benefits as set forth on Exhibit A to this Agreement. The Employee shall maintain adequate records of all reimbursable expenses necessary to satisfy reporting requirements of the Code (herein defined) and applicable Treasury regulations.

      (c) Bonus Compensation. If at the end of any calendar year the Employee is employed by the Company under this Agreement and the Net Earnings (defined below) of the Company for that year exceed the Capital Return Amount (defined below), the Employee shall be entitled to receive a bonus (the "Bonus") as calculated below, unless prior to the time of payment of such Bonus the Employee has been terminated for "Cause" as hereinafter defined:

            (i) The "Net Earnings" of the Company means the earnings of the Company after the payment of all taxes attributable to the Company, all expenses of the Company, and all overhead expenses of First Ipswich Bancorp ("Bancorp") or any of its affiliates related to the Company as mutually reviewed, all as computed for a calendar year.

            (ii) "Capital Return Amount" means an amount equal to the product of
      (A) the weighted average of the Investment for a calendar year, and (B) .10. "Investment" shall mean the aggregate of all investments (including loans) by Bancorp and its affiliates (including investments made by the
      Bank) in the Company.

            (iii) The Bonus for each calendar year (commencing with the calendar year ending December 31, 2005) shall be calculated using the following formula where "X" represents the Bonus:

      X = Net Earnings (before the Bonus) - Capital Return Amount - X) times the
              Multiplier (hereinafter defined in Section 3 (c)(iv))

      For example, if as of December 31, 2005, the Net Earnings (before the Bonus) were $600,000 and the Capital Return Amount was $210,000, the Bonus for 2005 would be equal to $50,870. Similarly, if for example for the year ending December 31, 2006, the Net Earnings (before the 2006 Bonus) were $800,000 and the Capital Return Amount was $300,000, the Bonus for 2006 would be equal to $65,217. Each Bonus shall be paid after the computation of Net Earnings and Capital Return Amount has been made by Bancorp following the end of each calendar year, but no later than 90 days after the end of each such calendar year, and shall be paid net of state and federal tax related deductions. The Employee shall be entitled to a pro-rated portion of the Bonus with respect to a calendar year if, and only if the Employee terminates his employment (or is terminated without Cause by the Company) during such calendar year. The prorated amount shall be equal the product of (a) the Bonus (if any) for such calendar year, and
      (ii) the percent calculated by dividing the number of days elapsed in the calendar year as of the date of termination by 365. All calculations shall be made in accordance with generally accepted accounting principles applied on a consistent basis.

            (iv) As of the date of this Agreement, Bank owns 100% of the common stock of the Company (no preferred stock has been issued) and the Multiplier as used in this Agreement shall be .15. In the event Bank's ownership interest in the common or preferred stock of the Company is hereafter diluted in any way (whether by means of sale, merger, consolidation, reorganization or otherwise), the Multiplier shall be adjusted in accordance with the following formula, where "X" is equal to the new Multiplier, and "Y" is equal to Bank's new percentage ownership interest in the Company:

                                    X = 0.15Y
                                    ---------

      For example, if Bank reduces its ownership interest to 80%, the new Multiplier would be 0.12.

            (v) For any calendar year when the aggregate Net Earnings do not exceed the Capital Return Amount, the Board of Directors may award an annual bonus to the Employee in its sole discretion. Payment of the Bonus under this subsection shall be paid in the same manner as described in
      Section 3(c)(iii) above.

      (d) Additional Compensation. If, and only if, the Employee's employment terminates for any reason other than Cause and the Company is deemed to have exceeded the Capital Hurdle (as described below) by the end of the calendar year preceding the year in which the Employee's employment terminates, the Employee shall be considered to be entitled to the "Additional Compensation Amount" (hereinafter defined) under the terms and conditions described below.

      (i) For purposes of this Section 3(d), the Company shall be deemed to have exceeded the "Capital Hurdle" if as of December 31st of the calendar year immediately preceding the year in which the Employee's employment terminates, either (A) the "Investment Balance" (defined below) is a negative amount, calculated in the manner described in
            (iii) below or (B) the Value Amount exceeds the Investment Balance.

      (ii) The Investment Balance on January 1, 2005 shall be equal to the Investment at that time, which is $2,100,000. As used herein, the Investment Balance on December 31st in each year shall be equal to the "Investment Balance" on January 1st of such year (plus (or minus) any increase (or decrease) in the Investment during such year) minus the Net Earning for such year. The Investment Balance on January 1st in each year after 2005 shall be equal to the Investment Balance on the immediately preceding December 31st plus 10% of the Average Investment Balance for the calendar year ending on such December 31st, calculated in the manner described below. The "Average Investment Balance" for a calendar year shall be equal to one half of the sum of the Investment Balance on January 1st of such year and the Investment Balance on December 31st of such year.

      (iii) If for example, by way of illustration only, Employee retires in 2008, the Investment is $2,100,000 prior to March 31, 2007 and $3,100,000 at all times thereafter, the Net Earnings of the Company are $600,000 in 2005, $1,000,000 in 2006 and $1,200,000 in 2007, the
            Company will not be deemed to have exceeded the Capital Hurdle on December 31, 2007, as calculated below:


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

2005     Step One:        $2,100,000        Investment Balance on 1/1/05
                         -   600,000        Net Earnings for 2005
                          ----------
                          $1,500,000        Investment Balance on 12/31/05

         Step Two:        $2,100,000        Investment Balance on 1/1/05
                         + 1,500,000        Investment Balance on 12/31/05
                          ----------
                          $3,600,000

                               / 2

                  =       $1,800,000        Average Investment Balance for 2005
                  x               10%
                          ----------
                          $  180,000        10% Return on Average
                                            Investment Balance for 2005


2006     Step One:        $1,500,000        Investment Balance on 12/31/05
                         +   180,000        10% Return on Average
                          ----------
                                            Investment Balance for 2005
                          $1,680,000        Investment Balance on 1/1/06
                        -  1,000,000        Net Earnings for 2006
                          ----------
                          $  680,000        Investment Balance on 12/31/06

         Step Two:        $1,680,000        Investment Balance on 1/1/06
                         +   680,000        Investment Balance on 12/31/06
                          ----------
                          $2,360,000

                               / 2

                  =       $1,180,000        Average Investment Balance for 2006
                  x               10%
                          ----------
                          $  118,000        10% Return on average
                                            Investment Balance for 2006

2007     Step One:        $  680,000        Investment Balance on 12/31/06
                         +   118,000        10% Return on Average
                          ----------        Investment Balance for 2006

                             798,000        Investment Balance on 1/1/07
                         + 1,000,000        Increase in Investment for 2007
                         - 1,200,000        Net Earnings for 2007
                           ---------
                          $  598,000        Investment Balance on 12/31/07

            (iv) The "Additional Compensation Amount" shall, except as provided in Section 3(d)(vii) below, be equal to the following amount: either (A) the product of the Value Amount and the Multiplier (all as of the date of the termination of Employee's employment), if the Investment Balance (as of the December 31st immediately preceding the termination of the Employee's employment) is a negative amount or (B)the product of the amount by which the Value Amount exceeds the Investment Balance and the

      Multiplier (all as of the date of the termination of the Employee's employment), if the Investment Balance is a positive amount and the Value Amount exceeds the Investment Balance (in each case as of the December 31st immediately preceding the termination of the Employee's employment). If, for example, by way of illustration and using the example set forth in
      Section 3(d)(iii) above, the Value Amount and the Multiplier were $3,000,000 and 0.15 respectively, both on December 31, 2007 and on the date of Employee's termination of employment in 2008, then the Additional Compensation Amount would be equal to the product of $2,402,000 ($3,000,000 - $598,000) and .15 or $360,300.

            (v) The "Value Amount" means the fair market value of the Company. The fair market value of the Company shall be determined by an appraisal as of the last date of each of the calendar quarters immediately preceding and following the date of Employee's termination of employment unless his employment terminates on the last date of a calendar quarter. If Employee's employment terminates on a day other than the last day of a calendar quarter, the increase (or decrease) in the Value Amount during the calendar quarter in which the Employee's termination of employment occurred shall be a prorated amount based upon the number of days elapsed in such calendar quarter up to the date of termination. The appraiser shall be qualified and experienced in appraising companies in the same line of business as the Company and shall be mutually agreed to by the Bank and the Employee. If the Bank and the Employee are not able to agree on an appraiser, a third-party designated by the Company and the Employee shall designate the appraiser. The Company shall pay the reasonable fees and expenses of the appraiser.

            (vi) The Additional Compensation Amount due under Section 3(d) (less the amount, if any, payable in unregistered shares of the common stock of Bancorp pursuant to the next sentence) shall be payable in five equal annual installments commencing on the first day of the sixth month following the month in which the termination of employment occurs if the aggregate amount of such payments is equal to or less than $500,000 and in seven equal annual installments if such payments exceed $500,000. The Company may, at its option, pay the Employee up to one-half of the Additional Compensation amount in unregistered shares of the common stock of Bancorp, on the date of the payment of each installment of the Additional Compensation Amount. However, in the event of a Change of Control all payments under Section 3(d) shall be made within sixty (60) days of the Change in Control.

            (vii) If there shall occur a Change in Control (defined below) after the termination of the employment of the Employee from the Company and prior to the second anniversary of such termination, the Employee was not terminated for Cause and the Company was deemed to have exceeded the Capital Hurdle at the end of the year immediately preceding the year in which his employment terminated, the Employee shall be entitled to be paid an Additional Compensation Amount equal to (A) the Adjusted Value Amount of the Company as of the date of the Change in Control multiplied by (B) the Multiplier at the date of the Change in Control (provided that, if the Change in Control occurs more than 365 days after the termination of Employee's employment, one-half the Multiplier shall be used) minus any amounts previously paid under Section 3(d) hereof. As used in this Section 3(d)(vii), the fair market value of the Company shall be determined, as of the date of the Change in Control, conclusively by Bancorp's accountants, based, if applicable, upon the price paid by the acquiror in connection with the Change in Control.

            (viii) A "Change in Control" shall occur if (A) the Bank ceases to own at least 51% of the common stock of the Company, (B) any person shall own a greater percentage of the common stock of Bancorp than the Raymond Family or (C) the Raymond Family shall cease to own, in the aggregate, at least 34% of the common stock of Bancorp or, if applicable, at least 34% of the common stock of the surviving entity in any merger, consolidation or reorganization to which Bancorp is a party, the entity to which all or substantially all of the assets of the Bank or Bancorp are sold, or the entity in which assumes all or substantially all of the deposits of the Bank. The "Raymond Family" shall mean Neil St. John Raymond, his spouse, issue and their spouses, and trusts of which any of the described persons is a beneficiary, which shall include trusts or custodianship arrangements under retirement plans, and custodian, nominee, agency or similar arrangements created by or which benefit any of the described persons.

      Notwithstanding the foregoing, if any payment or benefit received or to be received by Employee in connection with a Change in Control of the Company or the termination of your employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or the Bank, any person whose actions result in a Change in Control or any person affiliated with the Company, the Bank or such person) (collectively, "Total Payments"), would not be deductible (in whole or part) under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") by the Company, the Bank, an affiliate or other person making such payment or providing such benefit, the payments made under this Agreement are reduced until no portion of the Total Payments is not deductible, or the payments under this Agreement are reduced to zero. For purposes of this limitation (1) no portion of the Total Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment of the payments made under this Agreement are taken into account, (2) no portion of the Total Payments shall be taken into account which in the opinion of the Company's independent auditors does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (3) the payments made under this Agreement are reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (1) or (2)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Company's independent auditors, and (4) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

      4. Non-competition. At all times during the term of this Agreement in which the Employee is employed by the Company, and for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, as an employee of any person or entity (whether or not engaged in business for profit), individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender, consultant, or in any other capacity whatever (otherwise than as holder of less than ten (10) percent of any securities publicly traded in the market) compete with the Company within any city or town in which the Company operates an office at the time of the termination of Employee's employment, within any contiguous city or town, or within fifty (50) miles of any such office. The obligations of Employee hereunder are independent of the performance of any obligations of the Company hereunder.

      5. No Solicitation of Customers. At all times during the term of this Agreement in which the Employee is employed by the Company, and for a period of eighteen (18) months thereafter, the Employee shall not, directly or indirectly, solicit, or attempt to solicit, induce or influence to change its business relationship with any customer of the Company at the time of the termination of Employee's employment hereunder. The obligations of Employee hereunder are independent of the performance of any obligations of the Company hereunder.

      6. No Solicitation of Employees. At all times during the term of this Agreement in which the Employee is employed by the Company, and for a period of two (2) years thereafter, the Employee shall not, directly or indirectly, employ, attempt to employ, recruit or otherwise solicit, induce or influence to leave his or her employment any employee of the Company. The obligations of Employee hereunder are independent of the performance of any obligations of the Company hereunder.

      7. No Disclosure of Information. The Employee shall not at any time divulge, use, furnish, disclose or make accessible to anyone other than the Company any knowledge of information with respect to confidential or secret data, procedures or techniques of Bancorp, the Company, or any of their affiliates. However, nothing in this Section 7 shall prevent the disclosure by the Employee of any such information which at any time comes into the public domain, other than as a result of the violation of the terms of this Section 7 by the Employee, or which is otherwise lawfully acquired by the Employee.

      8. Termination of Employment. The employment of the Employee shall terminate on the earliest to occur of the following dates:

      (a) The expiration of the term hereof;

      (b) At the election of the Company, on the thirtieth (30) day following the delivery by the Company to Employee of a written notice terminating the employment of the Employee without Cause (as herein defined);

      (c) The Employee's resignation from the Company or the death or disability of the Employee (the Employee being deemed to be disabled if he has been unable for one hundred twenty (120) consecutive days to render services required to be rendered by him during the term hereof);

      (d) At the election of the Company, for Cause, as hereinafter defined. For purposes of this Agreement, the Company shall be deemed to have "Cause" to terminate the employment of the Employee under this Agreement only if:

            (i) The Employee refuses or fails (within thirty (30) days) to substantially perform or discharge the duties or responsibilities reasonably assigned by the Board of Directors of the Company (other than any such refusal or failure resulting from the Employee's incapacity due to physical or mental illness), provided the assigned responsibilities are not illegal, unethical or inconsistent with the Employee's responsibilities after a demand for substantial performance is delivered to Employee by a representative of the Board of Directors which specifically identifies the manner in which that Employee has not substantially performed such duties, making reference to this provision of the Agreement;

            (ii) The Employee is grossly negligent in the performance of his duties;

            (iii) The Employee breaches his fiduciary duty to the Company or any affiliate of the Company, or breaches the terms of this Agreement or any other agreements with the Company or any affiliates of the Company;

            (iv) The Employee is convicted by a court of competent jurisdiction of a felony or of any criminal offense involving dishonesty or breach of trust;

            (v) The Employee commits an act of fraud materially evidencing bad faith toward the Company;

            (vi) The Employee engages in misconduct which is materially injurious to the Company. Such misconduct may include sexual harassment, domestic violence, public intoxication or being under the influence of controlled substances. Misconduct materially injurious to the Company shall mean misconduct which materially and adversely affects the Company's business, reputation, or standing in the community. Such material adverse affect may result from non-monetary injury as well as from monetary injury, such as from adverse publicity towards the Company or any of its affiliates.

      9. Payments Upon Termination of Employment.

            (a) Payments Upon Death or Disability. If at any time while he is employed hereunder the Employee shall die or become disabled, in addition to all other benefits which he or his personal representatives may be entitled under
Section 3(b) hereof, the Company shall pay to Employee, his personal representative or his estate, his base annual salary in effect as of the date of such termination through the date of termination. The Employee, his personal representative or his estate, shall also be paid Additional Compensation and a Bonus as provided in Section 3 hereof.

            (b) Payments Upon Termination for Cause. If at any time while he is employed hereunder the Employee shall be terminated for Cause, in addition to all other benefits which he or his personal representatives may be entitled under paragraph 3(b) hereof, the Company shall pay to Employee, his personal representative or his estate, his base annual salary in effect as of the date of such termination through the date of termination. Employee shall not be entitled to the payment of any Bonus or Additional Compensation.

            (c) Payments Upon Termination of Employment by the Company other than for Cause or as a result of Employee's Death or Disability. If at any time during the term of this Agreement the employment of the Employee is terminated by the Company (other than for Cause or on account of Employee's death or disability), then in such case:

                  (i) The Company shall pay to the Employee, the Employee's base annual salary in effect as of the date of such termination through the date of termination. The Employee shall also be paid Additional Compensation and a Bonus as provided in Section 3 hereof.

                  (ii) The Company shall continue to pay to Employee (at the same times and in the same manner as if Employee were still employed by the Company), or to his personal representatives or his estate in case of his death, the Employee's base annual salary in effect as of the date of such termination for the period of time specified in


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

                        the chart below based upon the year of employment during which the termination occurred:

      --------------------------------------------------------------------------
            Date of Termination                     Number of Months of
               of Employment                            Base Salary
      --------------------------------------------------------------------------
           prior to April 1, 2005                      six (6) months
      --------------------------------------------------------------------------
       April 1, 2005 - March 31, 2006                 nine (9) months
      --------------------------------------------------------------------------
        April 1, 2006 and thereafter                 Twelve (12) months
      --------------------------------------------------------------------------

In addition, during that same period, the Company will continue to provide Employee with health and dental insurance and life insurance on the same basis as provided for its employees; provided, however, that if Employee is not permitted to participate in such plans by the insurer, the Company shall pay to the Employee a monthly amount during such period equal to its cost per employee to provide such insurance to its employees.

            If the employment of Employee is terminated by the Company without Cause within two years following a Change in Control, the Employee shall be considered to have been terminated after March 31, 2006. The payments to be made under this section 9(c)(ii) shall be paid in the same manner as if Employee were still employed by the Company and shall be less state and federal tax related deductions. Notwithstanding any other term of this Agreement, the Employee agrees and acknowledges that the payments provided for in Subsection 9(c)(ii) hereof shall satisfy in full any and all obligations and liabilities of the Company to pay severance to the Employee as a result of or in connection with the termination of the employment relationship between the Company and Employee.

      10. Notices. Notices under this Agreement shall be in writing and shall be mailed by registered or certified mail, effective upon receipt, addressed as follows:

      (a)      To the Company:           Ipswich Capital Investment Corp.
                                         31 Market Street
                                         Ipswich, Massachusetts 01938
                                         Attn: Neil St. John Raymond, Director

      (b)      To the Employee:          Mr. Peter M. Whitman, Jr.
                                         292 Bridge Street
                                         South Hamilton, Massachusetts 01982

Either party may by notice in writing change the address to which notices to it or him are to be addressed hereunder.


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

      11. Arbitration. Any dispute or controversy, arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

      12. Miscellaneous.

            (a) Cooperation. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, administrative or criminal, including, without limitation, any such claim, action, suit, proceeding or investigation in which Employee is, or is threatened to be, made a party, based in whole or in part on, or arising in whole or in part out of, or pertaining to, the fact that he is an officer or employee of the Company or any of its affiliates, the Company and Employee agree to cooperate and use their reasonable efforts to defend against and respond to such claim, action, suit, proceedings or investigation. Employee shall, upon learning of any such claim, action, suit, proceeding or investigation, notify the Company thereof.

            (b) Entire Agreement. This Agreement constitutes the entire Agreement between the parties and may not be changed except by a writing duly executed and delivered by the Company and the Employee in the same manner as this Agreement.

            (c) Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts. Employee agrees that this Agreement supersedes in all respects any prior agreement between the Company and the Employee.

            (d) Binding Effect; Non-Assignability. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its successors and assigns. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Employee during his lifetime. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

            (e) Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      13. If any part of this Agreement results in additional federal income taxes or penalties to Employee as a result of the provisions of Section 409A of the Code or any regulations issued thereunder, such part shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof. If the invalidity of any part of this Agreement for such reason shall deprive Employee of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure that, as nearly as possible, has the same economic effect as does this Agreement without regard to such invalidity.

      IN WITNESS WHEREOF, the parties hereto have executed the within instrument as a sealed document as of the date first above written.

Attest:                                 IPSWICH CAPITAL
                                          INVESTMENT CORP.


/s/ Tammy Hartmann                  By: /s/ Peter M. Whitman
---------------------------             -----------------------------------


                                        /s/ Peter M. Whitman, Jr.
                                        -----------------------------------
                                        Peter M. Whitman, Jr.

                                    EXHIBIT A
                             to Employment Agreement
                 By and Between Ipswich Capital Investment Corp.
                            and Peter M. Whitman, Jr.
                           dated as of January 1, 2005

1. Vacation - The Employee shall be entitled to ___ weeks paid vacation in each calendar year during the term of the Agreement in accordance with the Bank's policy. The Employee shall also be entitled to all paid holidays recognized by the Bank. Unused accrued vacation time (which may be carried over in accordance with the Bank's policy) is paid on termination.

2. Retirement Plan - The Employee shall be entitled to participate in the Bank's retirement plan, if any, from time to time in effect.

3. Profit Sharing Plan - The Employee shall be entitled to participate in the Bank's profit sharing plan and its 401(k) plan, if and to the extent from time to time in effect.

4. Insurance - The Employee shall be entitled to participate in insurance programs and benefits maintained by the Bank, from time to time in effect.

5. Administrative Support - Employee shall be provided with office space, telephone access, and secretarial support at the Bank's main office in Ipswich, Massachusetts, and at any other office of the Company, as needed from time to time.


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